ARTICLES OF RESTATEMENT
                  OF TRAVLANG.COM, INC., A FLORIDA CORPORATION

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         Pursuant to Sections 607.1003, 607.1006 and 607.1007 of the Florida
Statutes, TRAVLANG.COM, INC., a Florida corporation (the "Corporation") certifies that:

         1. The Amended and Restated Articles of Incorporation attached hereto were duly recommended by unanimous written consent of the Board of Directors dated May 3, 2002.

         2. The Amended and Restated Articles of Incorporation attached hereto were approved by the sole shareholder of the Corporation on March 3, 2002.

         3. The Articles of Incorporation in effect as of this date are amended as attached hereto in the following respects:

                  a. Article I changing the name.

                  b. Article III concerning Capital Stock is amended in certain respects.

         4. There are no discrepancies between the provisions of the Articles of Incorporation in effect prior hereto and the provisions of the Amended and Restated Articles of Incorporation set forth herein, other than the inclusion of the foregoing amendments and considerations.

         Pursuant to Section 607.1007 of the Florida Statutes, the Articles of Incorporation of TRAVLANG.COM, INC., a Florida corporation, are hereby amended and restated as attached hereto.

Date:    May 3, 2002                                 TRAVLANG.COM, INC.



                                                     By: /s/ Howard Brummer
                                                     Name:  Howard Brummer
                                                     Title: President






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                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                TL GLOBAL, INC.

         This document contains an amendment and restatement of the Articles of Incorporation of TRAVLANG.COM, INC. (the "Corporation") (Document No. P00000005055), which were originally filed with the Secretary of State of the State of Florida on January 14, 2000. This Amended and Restated Articles of Incorporation was duly adopted by written consent of the shareholders and directors of the Corporation dated March 3, 2002 and is filed in accordance with
607.1003 and 607.1007 of the Florida Business Corporation Act.

                                    ARTICLE I

         The name of this Corporation shall be: TL GLOBAL, INC. and its street address 7000 West Palmetto Park Road, Suite 501, Boca Raton, Florida 33433, with the privilege of having its offices and branch offices at other places within or without the State of Florida.

                                   ARTICLE II

         This Corporation may engage in any activity or business permitted under the laws of the State of Florida.

                                   ARTICLE III

         The capital stock authorized, the par value thereof, and the characteristics of such stock are as follows:

         NUMBER OF SHARES                PAR VALUE                CLASS OF
               AUTHORIZED                PER SHARE                   STOCK
               ----------                ---------                --------

               10,000,000                  $.001                  Preferred
              100,000,000                  $.001                  Common

         Series of the preferred stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

         The consideration for all of the said stock shall be payable in cash, property, real or personal, labor or services in lieu of cash, at a just valuation to be fixed by the Board of Directors of this Corporation.

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

                                   ARTICLE IV

         This Corporation shall commence its existence immediately upon the execution of these Articles of Incorporation and shall exist perpetually thereafter unless sooner dissolved according to law.

                                    ARTICLE V

         The registered office of this Corporation is 7000 West Palmetto Park Road, Suite 501, Boca Raton, Florida 33433. The initial registered agent at that address is Howard Brummer.

                                   ARTICLE VI

         The Corporation shall have a minimum of two (2) and a maximum of seven
(7) directors initially. The names and addresses of the first directors of the Corporation, whom shall hold office for the first year or until their successors are duly elected and qualified, are:

                                   ARTICLE VII

         No contract or other transaction between this Corporation and any other corporation, and no act of this Corporation, shall in any way be affected or invalidated by the fact that any of the directors of this Corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation. Any director individually, or any firm of which any director may be a member, may b a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of this Corporation, provided that the fact that he or such firm is so interested shall e disclosed or shall have been known to the Board of Directors or a majority thereof, and any director of this Corporation who is also a director or an officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this Corporation which shall authorize any such contract or transaction with like force and effect as if he were not such a director or officer of such other corporation, or not so interested.

                                   ARTICLE IX

         The private property of the shareholders shall not be subject to payment of the corporate debts to any extent.

                                    ARTICLE X

         This Corporation may indemnify and insure its officers and directors to the fullest extent permitted by law.

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

         IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation as of March 3, 2002.



                                                /s/ Howard Brummer
                                                Howard Brummer, President


              CERTIFICATE DESIGNATING PLACE OF BUSINESS OR DOMICILE
                 FOR THE SERVICES OF PROCESS WITHIN THIS STATE,
                  NAMING AGENT UPON WHOM PROCESS MAY BE SERVED
                  --------------------------------------------


         In compliance with the laws of the State of Florida, the following is submitted:
         First -- That TL GLOBAL, INC. desiring to organize under the laws of the State of Florida, has named Howard Brummer as its statutory registered agent.
         Having been named the statutory agent of the above Corporation at the place designated in this Certificate, I hereby accept the same and agree to act in this capacity, and agree to comply with the provisions of Florida law relative to keeping the registered office open.

         Dated May 3, 2002.




                                                /s/ Howard Brummer
                                                Howard Brummer,
                                                Registered Agent


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